CONFIDENTIAL


                           SALE AND TRANSFER AGREEMENT


         THIS SALE AND TRANSFER AGREEMENT (this "Agreement") is entered into as of March 4, 1998, by and between Alliance Semiconductor Corporation, a corporation organized under the laws of Delaware ("Alliance") and United Microelectronics Corporation, a corporation organized under the laws of the Republic of China ("UMC").

         Alliance and UMC own shares of stock in United Semiconductor Corporation ("USC"), a joint venture between S3 Incorporated ("S3"), UMC and Alliance pursuant to a Stock Purchase Agreement, dated as of June 30, 1996, as amended (the "Stock Purchase Agreement").

         Alliance desires to sell and transfer to UMC, and UMC desires to arrange the purchase from Alliance, all of Alliance's right, title and interest in and to Thirty-Five Million (35,000,000) shares of USC common stock (the "Shares").

For the consideration and on the terms and conditions set forth below, the parties agree as follows:

         1. Sale and Transfer. Upon receipt of: (a) the consideration set forth in Section 2 below; and (b) a copy of the consent set forth below signed by S3, Alliance shall be deemed to have sold, assigned, transferred and conveyed to UMC or a UMC controlled investment company (such as Hsun Chieh Investment Corporation), free and clear of all liens charges and encumbrances, all of Alliance's right title and interest in the Shares.

2.    Consideration.

         2.1 Cash Payment. As soon as mutually agreeable following March 28, 1998, but in no event later than April 15, 1998, UMC (or the UMC controlled investment company) shall deliver to Alliance, by wire transfer to an account specified by Alliance, the amount of Thirty New Taiwan Dollars (NT$30.00) per Share, for a total cash payment of One Billion Fifty Million New Taiwan Dollars (NT$ 1,050,000,000). Upon receipt of these funds, Alliance will make prompt payment of all amounts then due UMC and/or USC for foundry services, and will tender to UMC (or the UMC controlled investment company as UMC may direct) the certificates representing the Shares.

         2.2 Contingent Payment. If, at any time after the date of this Agreement, a "Liquidity Event," as defined below, occurs with respect to shares of USC stock, then, in addition to the Cash Payment set forth in Section 2.1 above, UMC (directly or by the UMC controlled investment company) also will pay to Alliance the Contingent Payment calculated as follows:

         (a) Until such time as the Contingent Payment to Alliance has been made with respect to all of the Shares, within 15 days of each Liquidity Event, UMC shall notify Alliance in writing of the price per share of USC stock in New Taiwan Dollars achieved upon the Liquidity Event (the "Liquidity Price Per Share"). In the case of a public offering of USC shares of stock, the Liquidity Price Per Share shall be calculated as set forth in the immediately following paragraph of this Section 2.2(a). In the case of all other Liquidity Events, the Liquidity Price per Share shall be the price paid for USC shares of stock upon the closing of each such Liquidity Event.

         If UMC (or its successor in interest) is required under the laws of the Republic of China to sell a certain percentage of USC shares in a public offering of USC shares (the "Mandatory Sale Percentage") at a certain price (the Mandated Price Per Share), and Alliance elects to treat such a mandatory sale as a Liquidity Event, then the Liquidity Price Per Share for such shares shall be the Mandated Price Per Share, provided that in no such case shall the Liquidity Price Per Share paid to Alliance be less than the offering price for such shares of stock at the time of the public offering. Notwithstanding the foregoing, to the extent that UMC or any successor sells more than the Mandatory Sale Percentage of USC shares in such a public offering, the Liquidity Price Per Share for all shares so sold in excess of the Mandatory Sale Percentage shall be calculated based on the average closing price during the initial ten day period following the public offering. For example, if UMC is required to sell 40 Million USC shares in the initial public offering and UMC further sells an additional 40 Million USC shares beyond those it is required to sell, and if Alliance elects to treat the mandatory sale as a Liquidity Event, then the Liquidity Price Per Share for the 40 Million shares

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Confidential Treatment Requested.  In this document, [*] denotes information for which confidential treatment has been requested. Confidential portions omitted have been filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

                                                                    CONFIDENTIAL

which are mandated for sale shall be the price at which UMC is required to sell such shares, and the Liquidity Price Per Share for the additional 40 Million shares shall be the average closing price during the initial ten day period following the public offering.

                  If USC pays or makes a dividend or other distribution in common stock, without consideration, on any class of capital stock of USC, or shall effect a subdivision of the outstanding shares of common stock into a greater number of shares of common stock (by stock split, reclassification or otherwise than by payment of a dividend in common stock or in any right to acquire common stock), or if the outstanding shares of common stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, then the number of Shares and the Liquidity Price Per Share used to calculate the Contingent Payment shall be proportionately decreased or increased, as appropriate, with the objective that neither party shall benefit from a stock dividend, combination or subdivision in a manner which adversely impacts the Contingent Payment the other would receive or pay.

         (b) Alliance will inform UMC in writing within fifteen (15) days from its receipt of notice of Liquidity Event, whether Alliance elects to receive its Contingent Payment based on such Liquidity Event for a portion or all of the Shares, and/or whether Alliance instead elects to reserve its Contingent Payment for all or a portion of the Shares for a later Liquidity Event; provided however
(i) once Alliance receives a Contingent Payment for a portion of the Shares, it may not request and will not be entitled to further or additional Contingent Payments for such portion, and (ii) Alliance will not be entitled under this Agreement to receive Contingent Payments for more than 35 Million shares of USC stock, and (iii) Alliance may not request to receive any Contingent Payment for portions of the Shares fewer than Five Million shares under this Agreement, but, subject to the foregoing, Alliance may request Contingent Payments with respect to different portions of the Shares in connection with different Liquidity Events.

         (c) If Alliance elects to receive its Contingent Payment for a specific Liquidity Event, the Contingent Payment for the Shares involved shall be calculated as follows:

Contingent Payment Per Share = [*]
         provided that the Contingent Payment Per Share shall be subject to a cap or maximum equal to Nineteen New Taiwan Dollars (NT$19.00), so that the total amount paid to Alliance for each Share (NT $30 Per Share plus Contingent Payment Per Share) will not exceed Forty Nine New Taiwan Dollars (NT $49.00) per Share.

For each specific Liquidity Event as to which Alliance elects to receive a Contingent Payment, the Contingent Payment will be equal to the following: multiply (the Contingent Payment Per Share for such Liquidity Event) times (the number of Shares as to which Alliance elected to receive the Contingent Payment with respect to that Liquidity Event).

         (d) If the Liquidity Event is a public offering of USC shares, then the Contingent Payment will be paid to Alliance on or before the date that is the earlier of (i) the termination date of any lock-up period applicable to UMC-owned shares of USC; and (ii) the date that is six (6) months after the Liquidity Event. As to all other Liquidity Events, the Contingent Payment will be paid to Alliance on or before the date that is 60 days after the Liquidity Event.

         (e) For purposes of this Agreement, a "Liquidity Event" shall mean any event by which UMC, or its successor will have the opportunity to receive value from transfer of its ownership of shares of stock in USC in an arms length transaction other than by way of transfer to employees for incentives, whether or not UMC or its successor, in fact, participates in such opportunity. A Liquidity Event will include, for example, completion of a public offering of USC securities on a recognized securities exchange; a sale of USC stock owned by UMC (or by a UMC successor) in an arms-length transaction; or a sale of all or substantially all or the assets of USC. For purposes of this Agreement, a "successor" and/or "successor in interest" of UMC will be any entity which succeeds to and/or acquires from UMC, in the aggregate, more than 5 million shares of USC common stock under circumstances in which such transaction does not qualify as a Liquidity Event under the terms of this Agreement; provided that where any such successor does not acquire all of UMC's shares of stock in USC, then there may be multiple successors and there may be multiple Liquidity Events as to each separate successor.

                                                                          Page 2

* Confidential Treatment Requested. In this document, [*] denotes information for which confidential treatment has been requested. Confidential portions omitted have been filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

3. Consent. UMC assumes responsibility for obtaining any and all consents which may be required from S3 Incorporated as to the sale of Shares and will indemnify and hold Alliance harmless from and against any claim by S3 that such consents were not obtained.

4. Miscellaneous. Paragraphs 6.1 through 6.3 of the Stock Purchase Agreement, together with paragraph 9.9 of the Foundry Venture Agreement, are incorporated by reference as if set forth fully in this Agreement, in each case with this Agreement substituted for the Stock Purchase Agreement and Foundry Venture Agreement.

         The parties' duly authorized representatives as shown below have signed and committed them to this Agreement as of the date first set forth above.




      ALLIANCE SEMICONDUCTOR                        UNITED MICROELECTRONICS
           CORPORATION                                    CORPORATION


By  /s/ N. Damodar Reddy                         By /s/ Donald W. Brooks
    --------------------------                      -----------------------
    N. Damodar Reddy, President                     Donald W. Brooks,
                                                    CEO International Operations

                                                                          Page 3

Confidential Treatment Requested. In this document, [*] denotes information for which confidential treatment has been requested. Confidential portions omitted have been filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.